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                                                                      EXHIBIT 12


                      GENERAL MOTORS ACCEPTANCE CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                   1999            1998           1997            1996            1995
                                              --------------  -------------- --------------  --------------  --------------
Consolidated net income                       $   1,527.3      $  1,325.3      $ 1,301.1       $ 1,240.5       $ 1,031.0

Provision for income taxes                          960.2           611.7          912.9           837.2           752.2
                                              --------------  -------------- --------------  --------------  --------------
Consolidated income before income taxes           2,487.5         1,937.0        2,214.0         2,077.7         1,783.2
                                              --------------  -------------- --------------  --------------  --------------

Fixed charges
 Interest, debt, discount and expense             6,526.2         5,786.9        5,255.5         4,937.5         4,936.3
 Portion of rentals representative of the
  interest factor                                    97.7            79.1           69.8            77.8            54.5
                                              --------------  -------------- --------------  --------------  --------------
Total fixed charges                               6,623.9         5,866.0        5,325.3         5,015.3         4,990.8
                                              --------------  -------------- --------------  --------------  --------------

Earnings available for fixed charges          $   9,111.4       $ 7,803.0      $ 7,539.3       $ 7,093.0       $ 6,774.0
                                              ==============  ============== ==============  ==============  ==============

Ratio of earnings to fixed charges                   1.38            1.33           1.42            1.41            1.36
                                              ==============  ============== ==============  ==============  ==============

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